Exhibit 99.2

IX Acquisition Corp. Announces Closing of $230 Million Initial Public Offering

London – October 12, 2021 – IX Acquisition Corp. (the “Company”) today announced that it has closed its initial public offering of 23,000,000 units, including 3,000,000 units issued pursuant to the full exercise of the underwriters’ over-allotment option, at a price of $10.00 per unit. The units are listed on The Nasdaq Stock Market LLC (“Nasdaq”) and began trading under the ticker symbol “IXAQU” on October 7, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share of the Company at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “IXAQ” and “IXAQW,” respectively

IX Acquisition Corp., led by CEO Karen Bach, CFO Noah Aptekar and Executive Chairman Guy Willner, is a blank check company whose business purpose is to effect a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on companies in the Technology, Media and Telecommunications and Information and Communication Technology industries, specifically the telecommunications infrastructure, internet and technology and digital services sectors operating in Europe and emerging markets.

Cantor Fitzgerald & Co. acted as the sole bookrunner, and Odeon Capital Group, LLC acted as the lead manager for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 6, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, New York 10022, Attn: Capital Markets, or by email at prospectus@cantor.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC, which is available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

IX Acquisition Corp.

Noah Aptekar

contact@ixacq.com